Exhibit 21


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            SUBSIDIARIES OF MERRIMAC INDUSTRIES, INC. (the "Company")



                                                                                            Percentage owned by the
                   Name                             Jurisdiction of Organization                    Company
1.   Merrimac International, Inc., FSC                 Virgin Islands, U.S.A.                        100%

2.   508790 N.B. Inc.                             Province of New Brunswick, Canada                  100%

3.   Filtran Microcircuits Inc.                   Province of New Brunswick, Canada                  100%

4.   Industrias Merrimac Incorporada, S.A.                   Costa Rica                              100%

5.   Mutli-Mix(R)Microtechnology, S.R.L.                      Costa Rica                             100%
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